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EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Amylin Pharmaceuticals, Inc. for the registration of $200 million 2.5% convertible senior notes due April 15, 2011 and 5,822,340 shares of its common stock issuable upon conversion of the notes. We also consent to the incorporation by reference therein of our report dated February 6, 2004, with respect to the consolidated financial statements and schedule of Amylin Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Diego, California May 14, 2004

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Consent of Ernst & Young LLP, Independent Auditors